Exhibit 99.1
May 22, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
Company revenues were up 8% in April 2008 over April 2007. Due to a number of factors, including the mix of revenues, higher than historical claims losses, and continuing challenges in our retail division, we experienced a loss of ($91,000) in April 2008 versus $40,000 in pre-tax earnings in April 2007.
Not to take comfort, but Progressive, the “gorilla” in our space, experienced a 2% decrease in April net premiums written, along with a 20% drop in net income.
We appreciate all of you that took the time to attend our annual meeting on Thursday, April 24. The 100 plus attendees enjoyed an excellent economic update by Dr. Don Ratajczak, along with great BBQ.
Following is our report on April’s results.

		April (Unaudited)
		Current Month			Year To Date
		2008	2007	Change	2008	2007	Change
		(In $1,000)%			(In $1,000)%
·	Gross Premiums Produced[1]*	$11,027	$9,878	12%	$53,377	$52,016	3%

·	MGA/Carrier Gross Premiums Produced [1,2]	$7,315	$7,702	(5)%	$37,016	$37,652	(2)%
·	MGA/Carrier Revenues [2]	$4,577	$4,265	7%	$19,452	$17,527	11%

·	Retail Agencies Gross Premium Produced [1,2]*	$4,988	$4,202	19%	$24,698	$24,875	(1)%
·	Retail Agencies Group Revenues [2] *	$753	$844	(11)%	$3,873	$4,282	(10)%

·	Company Revenues*	$5,104	$4,746	8%	$21,866	$19,914	10%
·	Company Pre-Tax Income before stock option*	$(66)	$81	(181)%	$565	$1,360	(58)%
·	Company Pre-Tax Income*	$(91)	$40	(327)%	$519	$1,192	(57)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh

Guy W. Millner Chairman	Lawrence (Bud) Stumbaugh President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements.
These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.